EXHIBIT 21 - SUBSIDIARIES OF REGISTRANT

                   COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES

                              FED. I.D. 11-2037182

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        NAME OF SUBSIDIARY                  STATE OF INCORPORATION                        I.D. NUMBER
        ------------------                  ----------------------                        -----------
Atlantic Hardware and Supply Corporation            New York                               13-2687036
Wel-Com Financial Services, Inc.                      Ohio                                 31-0484520
Universal Supply Group, Inc.                        New York                               11-3391045
Well-Bilt Steel Products, Inc.                     New Jersey                              22-3408907
RAL Supply Group, Inc.                              New York                               20,0207168
American/Universal Supply Inc.                      New York                               16-1661494


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